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                                                            OMB APPROVAL
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

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                                (Name of Issuer)

                                  Common Stock

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                         (Title of Class of Securities)

                                    386176101

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                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.   386176101

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1    NAMES OF REPORTING PERSONS

     S.S. OR I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS
     Laifer Capital Management, Inc.

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) |_|
                                                                         (b) |_|

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

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 NUMBER OF              5    SOLE VOTING POWER
  SHARES                     173,700
BENEFICIALLY            ----------------------------------------------
 OWNED BY               6    SHARED VOTING POWER
   EACH                      0
REPORTING               ----------------------------------------------
  PERSON                7    SOLE DISPOSITIVE POWER
   WITH                      173,700
                        ----------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                             90,341

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     264,041

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10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                      |_|

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.7%

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12   TYPE OF REPORTING PERSON (See Instructions)
     CO, IA

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Item 1.    (a)      Name of Issuer:

                    Grand Prix Association of Long Beach, Inc.

           (b)      Address of Issuer's Principal Executive Offices or, if none,
                    Residence:

                    3000 Pacific Avenue
                    Long Beach, California  90806

Item 2.    (a)      Name of Person Filing:
                    Laifer Capital Management, Inc.

           (b)      Address of Principal Business Office or, if none, Residence:

                    45 West 45th Street
                    New York, New York 10036

           (c)      Citizenship:
                    Delaware

           (d)      Title of Class of Securities:
                    Common Stock

           (e)      CUSIP Number:
                    386176101

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

           (a)[ ] Broker or Dealer registered under Section 15 of the Act
           (b)[ ] Bank as defined in section 3(a)(6) of the Act
           (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
           (d)[ ] Investment Company registered under section 8 of the Investment Company Act
           (e)[x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
           (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                  Retirement Income Security Act of 1974 or
                  Endowment Fund; see 13d-1(b)(1)(ii)(F)
           (g)[ ] Parent Holding Company, in accordance with 13d-1(b)(ii)(G) (Note: See Item 7)
           (h)[ ] Group, in accordance with 13d-1(b)(1)(ii)(H)


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Item 4.    Ownership:


           (a)  Amount Beneficially Owned:    264,041

           (b)  Percent of Class:    5.7%

           (c)  Number of Shares as to which such person has:

                (i)    sole power to vote or direct the vote - 173,700

                (ii)   shared power to vote or direct the vote - 0

                (iii)  sole power to dispose or direct the disposition of -
                       173,700

                (iv)   shared power to dispose or direct the disposition of -
                       90,341

Item 5.    Ownership of Five Percent or Less of a Class:  Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security
           Being Reported on by the Parent Holding Company:
           Not Applicable

Item 8.    Identification and Classification of Members of the Group:
           Not Applicable

Item 9.    Notice of Dissolution of Group: Not Applicable

Item 10.   Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 LAIFER CAPITAL MANAGEMENT, INC.

                                                 BY:      /s/ Lance Laifer

                                                          Lance Laifer
                                                          President

Dated:            February 11, 1998